Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO VAN KAMPEN SELECT SECTOR MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Select Sector Municipal Trust was held on June 17, 2011 and adjourned until July 19, 2011. The Meeting on July 19, 2011 was held for the following purpose:

(1) Elect four Class II Trustees, two by the holders of Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                         Votes
Matter                      Votes For   Withheld
-------------------------   ----------  --------
(1)   Wayne W. Whalen       13,941,384   443,771
      Rod Dammeyer          13,902,080   483,075
      Linda Hutton Heagy*      N/A        N/A

----------
*No vote was held by preferred shareholders with respect to Linda Hutton Heagy due to lack of quorum of preferred shareholders at the meeting.